APPOINTMENT OF ATTORNEY-IN-FACT

I hereby authorize the filing with the Securities and Exchange Commission of any and all reports on Forms 3, 4 and 5 ("Reports"), or any substitute form hereafter adopted by the Securities and Exchange Commission, as may from time to time be required under Section 16(a) of the Securities Exchange Act of 1934, as amended. I hereby appoint R. Ryan Richards, Rena Miller and Jennifer R. Johnston, and each of them, as my attorneys-in-fact with power to any of them to sign any and all Reports and any and all amendments to Reports or documents required to complete the filing of Reports or amendments thereto with the Securities and Exchange Commission on my behalf.

Dated the 2 of April, 2024.

Bruce Alexander

STATE OF Colorado )
) ss.
COUNTY OF Denver )

ACKNOWLEDGMENT

On this 2 of April, 2024, personally appeared before me Bruce Alexander, known to me to be the person whose name is subscribed to the above instrument and who acknowledged that (s)he executed the same for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Yelena I. Barbalyuk
NOTARY PUBLIC

My Commission Expires:

8.27.2025

YELENA ILINICHNA BARBALYUK
NOTARY PUBLIC
STATE OF COLORADO
NOTARY ID 20214034207
MY COMMISSION EXPIRES AUGUST 27, 2025